Exhibit 99.1

Universal Biosensors Inc ARBN 121 559 993
1 Corporate Avenue Rowville VIC 3178 Australia
Telephone +61 3 9213 9000 Facsimile +61 3 9213 9099 Email info@universalbiosensors.com www.universalbiosensors.com

2 February 2015

Extension of option to draw additional funds from the Athyrium term loan facility

Universal Biosensors, Inc. (ASX: UBI) announced today that it has chosen not to draw down additional funds at this time under the term loan facility provided by funds managed by Athyrium Capital Management, LP (“Athyrium”), a US-based investment adviser. Athyrium has agreed to extend UBI’s option to draw down a further US$10 million until 31 July 2015.

In December 2013, Universal Biosensors entered into a five year term loan with funds managed by Athyrium of up to US$25 million. Under the arrangement, Universal Biosensors drew down US$15 million upfront and had the option to draw down two further tranches each of US$5 million if certain commercial conditions were achieved prior to 30 January 2015.

Universal Biosensors met the commercial conditions required to draw down an additional US$5 million before 30 January 2015, being the achievement of certain revenue thresholds in respect of OneTouch Verio blood glucose strips sold by LifeScan and coagulation test strips supplied to Siemens. However, with cash reserves of $16.3 million at 31 December 2014 and expectations of increasing revenues from Quarterly Service Fees and coagulation test strip production on behalf of Siemens, the Company did not feel that the additional loan capital was required at this time.

The Company believes that the additional US$10 million available to UBI under the Athyrium loan facility provides flexibility to respond to risks and opportunities with cost effective and non-dilutive capital. Under the agreed extension, the Company will have the option to draw down the additional funds within 30 days of any fiscal quarter ending on or before July 31, 2015 in which the existing revenue thresholds are met, subject to customary closing conditions. In consideration of granting an extension to the delayed draw tranches, Athyrium will be paid a fee of US$200,000. The commitment fee on undrawn capital will remain in place in respect of the delayed draw tranches until UBI either decides to draw the funds or decides that the option is no longer required.

Paul Wright, CEO of Universal Biosensors said, “This is an excellent outcome for the Company and its shareholders. While we feel the Company is in a solid cash position with cash breakeven in sight, we have retained the flexibility that the extended option under the facility provides. As expected, Athyrium have been a very supportive and constructive partner through this process.”

Richard Pines, a Partner at Athyrium, said, “Our ability to provide flexibility is driven by the confidence we have in the Company to create value through its existing strategic partnerships and exciting proprietary pipeline of opportunities.”

Other than the variations agreed, the parties agreed that the Credit Agreement and all other loan documents shall continue in full force and effect on all existing terms and conditions. The key commercial terms of the loan facility are described in the ASX announcement dated 20 December 2013 (http://www.asx.com.au/asxpdf/20131220/pdf/42lrjyshgfjzvl.pdf).

Universal Biosensors Inc ARBN 121 559 993
1 Corporate Avenue Rowville VIC 3178 Australia
Telephone +61 3 9213 9000 Facsimile +61 3 9213 9099 Email info@universalbiosensors.com www.universalbiosensors.com

A copy of the Form 8-K to be filed with the US Securities and Exchange Commission describing the amendment to the Credit Agreement, is attached.

Ends

Enquiries:

Mr Paul Wright: 03 9213 9000

About Universal Biosensors

For additional information in relation to Universal Biosensors, refer to http://www.universalbiosensors.com.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

About Athyrium Capital Management, LP

Athyrium Capital Management, LP is a specialized asset management company formed in 2008 to focus on investment opportunities in the global healthcare sector. As of December 31, 2014, Athyrium had over $1 billion of assets under management. The Athyrium team has substantial investment experience in the healthcare sector across a wide range of asset classes including public equity, private equity, fixed income, royalties, and other structured securities. Athyrium invests across all healthcare verticals including biopharma, medical devices and products, and healthcare focused services. The team partners with management teams to implement creative financing solutions to companies’ capital needs. For more information, please visit www.athyrium.com.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the Exchange Act. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the proposed offering. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposed offering will occur, and the terms of any such offering are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.